UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 4, 2019

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200
Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	IMMU	Nasdaq Stock Market LLC

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2019, Immunomedics, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC and BofA Securities, Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), in connection with its previously announced sale of 14,285,715 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to a registration statement on Form S-3 (File No. 333-225550), filed with the United States Securities and Exchange Commission (the “SEC”) on June 11, 2018 and which became automatically effective upon filing, and the prospectus contained therein, as supplemented by the prospectus supplement dated December 4, 2019 (the “Prospectus Supplement”), in an underwritten registered public offering at an offering price of $17.50 per Share (the “Offering”).  The Company granted the Underwriters a 30-day option to purchase up to an aggregate of 1,725,000 additional Shares, at the public offering price, less the underwriting discounts and commissions, which the Underwriters exercised in full on December 5, 2019.

The Offering closed on December 9, 2019, and the Company received net proceeds of approximately $272 million from the sale of the Shares, after deducting the underwriting discounts and commissions and estimated offering expenses.  The Company intends to use the net proceeds from this Offering primarily to accelerate commercial launch readiness, pending FDA approval, of sacituzumab govitecan in the United States in metastatic triple-negative breast cancer, continue to expand the clinical development programs for sacituzumab govitecan, invest in the broader clinical development of the platform (including IMMU 130 & IMMU 140), continued scale-up of manufacturing and manufacturing process improvements, as well as for working capital and general corporate purposes.  The Company’s management will retain broad discretion over the allocation of the net proceeds.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.  In addition, subject to certain exceptions, the Company and its officers and directors have agreed not to offer, sell, transfer or otherwise dispose of any shares of Common Stock during the 90-day period following the date of the Prospectus Supplement.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.  The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company.  Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

A copy of the legal opinion and consent of DLA Piper LLP (US) relating to the Offering is attached as Exhibit 5.1 hereto.

Item 8.01. Other Events

The full text of the press release issued on December 3, 2019, announcing the proposed Offering, the press release issued on December 4, 2019, announcing the pricing of the Offering, and the press release issued on December 9, 2019, announcing the closing of the Offering, are attached as Exhibits 99.1, 99.2 and 99.3 hereto, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit
1.1	Underwriting Agreement by and among the Company, Goldman Sachs & Co. LLC and BofA Securities, Inc., as representatives of the underwriters named therein, dated December 4, 2019.

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

99.1	Press Release of Immunomedics, Inc., dated December 3, 2019

99.2	Press Release of Immunomedics, Inc., dated December 4, 2019

99.3	Press Release of Immunomedics, Inc., dated December 9, 2019

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2019	By:	/s/ Usama Malik
Name: Usama Malik
Title: Chief Financial Officer